LIGHTING SCIENCE GROUP REGISTRATION STATEMENT
DECLARED EFFECTIVE BY THE SEC

DALLAS, TX — August 23, 2005 — Lighting Science Group Corporation (OTC:LSGP.OB) today announced that the Securities and Exchange Commission declared effective the Company’s registration statement for up to 30,727,420 shares of its common stock.

The registration was undertaken in connection with Lighting Science’s May 2005 $7.2 million private offering of 6% convertible preferred stock, initially convertible into the Company’s common stock at a price of $0.80 per share, and related warrants to purchase an additional 7.4 million shares of common stock, exercisable for a five-year period, initially at $0.96 per common share.

The registration includes (i) 9,043,864 shares of common stock issuable upon conversion of the $7,235,086 aggregate principal amount of the 6% convertible preferred stock, (ii) 7,422,733 shares of common stock issuable upon exercise of warrants issued in connection with the sale of the preferred stock, and (iii) 14,260,823 shares of common stock acquired prior to the offering by certain selling stockholders who agreed to the terms of a lock-up agreement dated as of May 12, 2005 and may not be sold except pursuant to the lock-up agreement.

Ron Lusk, Chairman & CEO of Lighting Science, stated, "We are pleased to have timely and expeditiously accomplished the registration of our investors' shares."

About Lighting Science Group Corp.
Lighting Science Group Corp. (www.lsgc.com) designs and sells energy efficient lighting solutions based on light emitting diodes (LEDs.) The company’s patent-pending designs and manufacturing processes enable affordable, efficient and long lasting LED light sources designed to be quickly deployed in existing lighting applications and produce immediate cost savings and environmental benefits.

Certain statements in the press release constitute "forward-looking statements" relating to Lighting Science Group Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict, " "potential" or "continue, " the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

Lighting Science," "Optimized Digital Lighting" and "ODL" are trademarks of Lighting Science Group Corporation.

Contacts:
Ron Lusk, Chairman & CEO
Lighting Science Group Corporation
214-382-3630
Investor Relations Counsel:
The Equity Group Inc.
Lauren Barbera
212-836-9610
LBarbera@equityny.com

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